   As Filed with the Securities and Exchange Commission on September 10, 1998
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           UNAPIX ENTERTAINMENT, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                        95-4404537
(state or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                               200 Madison Avenue
                            New York, New York 10016

                                 (212) 252-7600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  David M. Fox

                                    President

                               200 Madison Avenue
                            New York, New York 10016

                                 (212) 252-7600

 (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

      Lee A. Albanese, Esq.                          Michael R. Epps, Esq.
      St. John & Wayne, L.L.C.                       Unapix Entertainment, Inc.
      Heron Tower - 70 East 55th Street              200 Madison Avenue
      New York, New York 10022                       New York, New York 10016

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                    Page 1 of ____.
                                                    Exhibits begin on page ____.

                         CALCULATION OF REGISTRATION FEE

318362-8




                                                                               Proposed             Proposed
                                                                               Maximum               Maximum            Amount of
                                                          Amount to be      Offering Price          Aggregate         Registration
Title of each Class of Securities to Be Registered         Registered         Per Share          Offering Price            Fee

Common Stock, par value $.01 per share                      1,276,745         $2.4375(1)           $3,112,066             $943.05
--------------------------------------------------       ---------------   ---------------      ----------------     ---------------



---------------------------
     (1) Estimated pursuant to Rule 457(c), based upon the average of the high and low sales prices reported on September 4, 1998, as reported on the American Stock Exchange.

                          ----------------------------



Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of such securities.

                          ----------------------------



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

318362-8

PROSPECTUS                     UNAPIX ENTERTAINMENT, INC.

                             1,226,745 Shares of Common Stock

     The securities of Unapix Entertainment, Inc. (the "Company") to which this Prospectus relates consist of 1,226,745 shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), to be offered by certain persons (the "Selling Security Holders") after conversion of the Company's Series B Preferred Stock, and upon exercise of common stock purchase warrants (collectively, such preferred stock and warrants are referred to as "Derivative Securities") acquired by such persons in a private placement; and upon receipt of Shares from time to time as dividends paid with respect to such preferred stock. See "Selling Security Holders."

   The Shares may be sold from time to time by the Selling Security Holders, or by pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Shares are listed at the time of sale), or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. See "Plan of Distribution."

   This Prospectus also relates to such additional Shares which may be issuable pursuant to anti-dilution provisions of the Derivative Securities which Shares are being registered hereby pursuant to Rule 416 promulgated under the Securities Act of 1933 (the "Act").

   The Company will receive no cash proceeds from the distribution of the Shares offered hereby. The Common Stock is primarily traded on the American Stock Exchange ("AMEX") under the symbol "UPX". On September 4, 1998 the closing sales price for the Common Stock on the AMEX was $2 7/16.

               SEE "RISK FACTORS" PAGE 4 FOR CERTAIN MATTERS TO BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September ____, 1998

318362-8

                              AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. 20549, at prescribed rates. In addition, such reports and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, New York 10006, and reports, proxy statements and other information filed by the Company can also be inspected at the office of such exchange.

   The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

                           --------------------------


   No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                           --------------------------

   Certain information incorporated by reference into this Prospectus under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere include "forward-looking statements" within the meaning of Section 27A of the Act and is subject to the safe harbor created by that Section. Certain factors which could cause results to differ materially from those projected in the forward-looking statements are set forth in the reports filed pursuant to the Exchange Act incorporated by reference herein.

318362-8

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission (File No. 1-11976) pursuant to the Exchange Act are incorporated herein by reference:

   1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as filed and as amended.

   2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998 and June 30, 1998.

   3. The Company's current report on Form 8-K as filed with the Commission on July 21, 1998.

   4. The description of the Securities as set forth in a Registration Statement Form 8-A, as filed with the Commission on July 27, 1995, together with any amendments or reports for the purpose of updating such description.

   5. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute part of the registration statement or this Prospectus for purposes of the Act.

   The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into this Prospectus, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Unapix Entertainment, Inc., 200 Madison Avenue, New York, New York 10016, Attention: Michael R. Epps, General Counsel (telephone (212) 252-7600).

                                   THE COMPANY

   The Company is a world-wide licensor, distributor and producer of programming and feature films, for the television market, including free and pay television, cable and satellite, and the home video market, including video cassette, laser discs and digital video disks ("DVD"). The Company's current "library" of films and programs includes feature films, non-fiction series, children's programming, educational and special interest programming, musical concerts, comedy shows, adventure series and classic films and serials (together with music videos and audio recordings, "Properties").

   Prior to 1993 the Company primarily focused on the international distribution of older Properties. During 1993 the Company expanded its activities to exploit the increasing worldwide demand for television programming and home video products resulting from the fractionalization of the television viewing audience. A shift has occurred from mass audiences dominated by a few, free broadcast networks to niche audiences served by diverse cable, satellite and free television services, home videocassette and other products. Since 1993 the Company has primarily focused on the licensing and distribution of newer Properties that are designed to appeal to a specific segmented audience. In 1997 the Company produced a significant number of hours of non-fiction television programs in order to further exploit this dynamic, and it expects this trend to continue.

   In March 1997, the Company completed the acquisition of all of the capital stock of Miramar Images, Inc. ("Miramar"), which primarily produces and distributes music videos and audio recordings for the New Adult Contemporary Market, i.e., products that are designed to appeal to individuals over the age of 25.

   Currently, in addition to Miramar, the Company's operations consist primarily of the following: the distribution of videocassettes to domestic home video rental stores primarily via sales to wholesalers, which is conducted by A-Pix Entertainment ("A-Pix"); the distribution of Properties from the Company's library to foreign broadcasters and home video publishers, which is conducted under the name of Unapix International; the licensing of Properties to the North American television market, which is conducted under the name Unapix North America; and the marketing of products that are intended to be purchased by consumers, which is conducted by Unapix/Miramar.

   The Company was incorporated in Delaware on January 7, 1993 and is the successor to Majestic Entertainment, Inc., which was incorporated in California on January 6, 1986 and which was merged into the Company on March 23, 1993. The address of the Company's executive offices is 200 Madison Avenue, New York, New York 10016. The telephone number at that location is (212) 252-7600.

318362-8

                                  RISK FACTORS

   The Shares offered hereby involve a high degree of risk. Prospective investors should carefully consider, along with the other information contained herein, the following risk factors before purchasing any Shares offered hereby:

   1. Nature of the Entertainment Industry. The entertainment programming and audio compact disc and tape distribution business involves a substantial degree of risk. The success of a product depends upon unpredictable and changing factors such as competition and audience acceptance, which may bear little or no correlation to the Company's production and other costs. Audience acceptance of the Company's products represents a response not only to the artistic components of the products, but also to the level of advertising and promotion by the distributor and availability of alternative forms of entertainment and leisure time activities, general economic conditions and public taste, and other intangible factors, all of which change rapidly and cannot be predicted with certainty. In addition, as a result of the Company increasing its resources to film and television product earlier in its production and acquisition stages, the possibility always exists that the finished product may be different from that which was initially envisioned. Therefore, there is a substantial risk that some or all of the Company's products may not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

        2. Capital Intensive Industry; Additional Financing Requirements. The entertainment programming and audio compact disc and tape distribution and licensing industry is capital intensive and requires significant expenditures of funds to establish a library of Properties from which revenues may be generated. The Company could be dependent upon future financing in order to compete more effectively in the marketplace. The Company's cash requirements have been and will continue to be significant. If additional funding is unavailable to the Company when needed, the Company could be required to curtail significantly one or more aspects of its operations, and the Company's business and financial condition could be materially adversely affected.

        3. Competition. The Company currently competes with other television and home video licensing and distribution companies as well as other recording companies, including many of which have longer-standing relationships in the industry, significantly greater financial resources and more extensive libraries than the Company. There can be no assurance that the Company will be able to compete successfully against these other companies.

        4. Shift in Strategy. Although members of management of the Company have prior experience in film production, the Company has recently increased its involvement in film and television production activities with respect to which the Company has a limited track record. This shift in strategy toward an increased emphasis on motion picture production and acquisition may increase the rewards available to the Company, but may increase the risks as well.

        5. Dependence Upon the Acquisition of Rights to Properties. The Company's business is dependent upon the acquisition of distribution rights to additional Properties at attractive prices in order to increase its library and upon the subsequent performance of these Properties in the market place. The Company's opportunity to acquire rights to additional Properties is limited by its financial resources, the suitability of available Properties to the Company's business focus and competition from similar companies.

        6. Income Forecast; Basis of Principal Assets; Possible Fluctuation in Operating Results. Included in the Company's assets at June 30, 1998 are unamortized film costs of $30,302,000 which include costs incurred for the production, acquisition and distribution of its Properties and other rights acquired from third parties. Amortization of these costs is based on the "individual film forecast method" of accounting. This method, which is prescribed by generally accepted accounting principles and is standard practice in the entertainment industry, requires management to project future revenues to be generated by the Company's Properties and to amortize the costs of the Properties based on the percentage that revenue recognized bears to total projected revenues. There can be no assurance that management's projection of future revenues will be realized. Moreover, if the Company subsequently determines that future revenues will be less than originally projected, an adjustment would have to be made in the carrying value of deferred costs which could materially affect operating results reported in the period such adjustment is made. Accordingly, there may be significant fluctuation in quarterly financial results reported by the Company as a result of such adjustments.

        7. Outstanding Convertible Securities, Warrants and Options. As of July 31, 1998 there was 7,490,038 shares of Common Stock outstanding. In addition, as of such date, 526,170 shares of Common Stock were issuable upon conversion of outstanding shares of the Company's Series A 8% Cumulative Convertible Preferred Stock ("Preferred Stock A"), 872,094 shares of common stock were issuable upon conversion of outstanding shares of the Company's Series B 6% cumulative convertible preferred stock ("Preferred Stock B"), a maximum of 104,652 shares of the Company's common stock were issuable as dividends with respect to Preferred Stock B, 2,765,834 shares of Common Stock were issuable upon exercise of outstanding Common Stock purchase warrants, 2,710,877 shares of Common Stock were issuable upon the exercise of outstanding Common Stock purchase options granted to employees of, and consultants to, the Company, 55,125 shares of Common Stock were issuable upon exercise of outstanding options to purchase Preferred Stock A and the conversion of the shares of Preferred Stock A acquired upon the exercise thereof, 1,605,000 shares of Common Stock were issuable upon conversion of $7,222,500 principal amount of 10% Convertible Subordinated Notes due June 30, 2003 having a conversion price of $4.50 per share, 1,761,514 shares of Common Stock were

318362-8
issuable upon conversion of $5,250,000 principal amount of 10% Convertible Subordinated Notes due June 30, 2003 having a conversion price of $4.75 per share and the exercise of warrants (having an exercise price of $6.00 per share) issuable upon conversion thereof, and 260,000 shares of Common Stock were issuable upon conversion of $1,300,000 principal amount of 10% Convertible Subordinated Notes due June 30, 2004 having a conversion price of $5.00 per share.

        Furthermore, the Company is contemplating amending its stock option plan to permit the issuance of up to 1,225,000 shares of Common Stock, which would permit the issuance of approximately another 350,000 options.

        The possibility of exercise or conversion of such shares of Preferred Stock A, Preferred Stock B, notes, warrants and options and the inclusion of the underlying shares of Common Stock in the issued and outstanding Common Stock of the Company may adversely affect the market price of the Company's securities.

        8. Dependence Upon Key Personnel. The Company is highly dependent on the services of its Chairman of the Board, Herbert M. Pearlman, its Chief Executive Officer, David M. Fox, all of the members of the Office of the President, Robert Baruc, Scott Hanock and Paul Sullivan, its Treasurer and Chairman of the Executive Committee, David S. Lawi and its Chief Operating Officer, David A. Dreilinger. The loss of the services of one or more of Messrs. Pearlman, Fox, Hanock, Baruc, Sullivan, or Lawi would have a material adverse effect upon the Company's business. Presently, the Company has key man life insurance only on the lives of Messrs. Fox and Baruc in the amounts of $1,000,000 and $750,000, respectively.

        9. Control by Current Stockholders, Officers and Directors. The executive officers and directors of the Company beneficially own an aggregate of approximately 38% of the Company's voting capital stock. Such a concentration of voting power could serve to perpetuate current management.

        10. Election of Directors Since none of the holders of the Company's outstanding capital stock have cumulative voting rights, holders of more than 50% of the outstanding shares entitled to vote for the election of the directors can elect all of the directors of the Company then being elected, and the holders of the remaining shares by themselves cannot elect any directors.

        11. Potential Anti-takeover Effect of Provisions of Certificate of Incorporation and Delaware Law. The Company's Board of Directors is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The directors may only be removed, prior to the expiration of their respective terms, for cause and by a vote of the stockholders. The Company's Certificate of Incorporation requires the affirmative vote of at least 80% of the combined outstanding shares entitled to vote in the election of the Company's directors to alter, amend or adopt any provision relating to the election, number or terms of directors comprising the Board of Directors. This classified board, the limited rights to remove directors and the super-majority voting required to change this structure could discourage, prevent or delay a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares.

        The Company's Certificate of Incorporation also authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

        Certain series of the Company's convertible notes also contain provisions which will obligate the Company to offer to repurchase such notes upon a "Change of Control" (as defined therein), which could have the effect, in certain circumstances, of discouraging bids for the Company.

        Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of \the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. This provision of law could similarly discourage, prevent or delay a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares.

        12. No Dividends. The Company has not paid any cash dividends on its Common Stock to date and does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future. The Company's credit facility prohibits the payment of cash dividends on its common stock.

318362-8

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

     The following table provides certain information, as of September 1, 1998, with respect to the Shares offered hereby by the Selling Security Holders listed below (which information has been furnished to the Company by the Selling Security Holders and other sources which the Company has not verified). Because the Selling Security Holders may sell all or a portion of their Shares pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, the amount of Shares that may be owned after the offering assumes that the Selling Security Holders will offer and sell all of the securities and not acquire any other securities issued by the Company. The Shares offered by this Prospectus may be offered from time to time, in whole or in part, by the Selling Security Holders or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement. See "Plan of Distribution."

                                                   Common Stock                                                   Percent of Shares
                                                Beneficially Owned          Shares         Number of Shares         Beneficially
                                                   prior to the            that May       Beneficially Owned         Owned after
                                                     Offering(1)            Be Offered      after the Offering         the Offering
                                                ------------------        ----------      ------------------      ------------------
KA Investments LDC ................................. 394,574(2)             1,176,745(3)              0                       0
Reedland Capital Partners ..........................  30,000                   30,000                 0                       0
Cruttenden Roth Incorporated .......................  95,000                   20,000            75,000                    *


-------------------------
*less than 1%

1 The amount and percentage of shares of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

2 The Selling Security Holder is contractually prohibited from converting shares of Preferred Stock B (or receive shares of Common Stock in payment of dividends thereon) or exercising the Warrant to the extent that the number of shares of Common Stock beneficially owned by it and its affiliates after such conversion or exercise exceeds 4.999% of the issued and outstanding shares of Common Stock following such conversion or exercise. Subject to the limitation described in the first sentence of this footnote, the number of shares of Common Stock listed as beneficially owned includes the number of shares of Common Stock issuable upon, (i) conversion of the Preferred Stock B and as payment of dividends thereon at an assumed conversion price of $3.44, and (ii) exercise of the Warrant. However, because the conversion price applicable to the Preferred Stock B is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversion or dividend payments, and consequently the number of shares of Common Stock that will, subject to the limitation expressed in the first sentence of this footnote, be beneficially owned by the Selling Security Holder, will fluctuate daily and cannot be determined at this time.

3 Represents the maximum number of Shares that can be issued to the Selling Security Holder under the terms of the Preferred Stock B and the Warrants, including shares of Common Stock issuable as payment of dividends under the Preferred Stock B assuming the Preferred Stock B is held for two (2) full years and the lowest conversion possible price is used to calculate the dividend shares. Such number is calculated without regard to the limit set forth in the first sentence of footnote 2.

318362-8

                              PLAN OF DISTRIBUTION

All or a portion of the Shares may be sold pursuant to this Prospectus at any time and from time to time by the Selling Security Holders, or by donees, pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the applicable Shares are listed at the time of sale), or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. As used herein, the term "Selling Security Holders" includes donees and pledgees selling Shares received from a named Selling Security Holder after the date of this Prospectus. The Shares may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction; (b) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus;
(d) an exchange transaction in accordance with the rules of such exchange; (e) ordinary brokers' transactions and transactions in which the broker solicits purchasers; (f) short sales; (g) any combination of any such method of sale or
(h) any other method permitted pursuant to applicable law. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. In effecting sales, brokers and dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to an through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Security Holders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Act, and any profit on the sale of the Shares by such Selling Security Holders and any discounts, commissions or concessions received by such Selling Security Holders may be deemed to be underwriting discounts and commissions under the Act. The Selling Security Holders have advised the Company that they have not entered into any agreements (other than agreements with brokers to pay standard commissions), understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Security Holders.

     The Company will not receive any of the proceeds of the offering of the Shares hereunder for the account of the Selling Security Holders. See "Use of Proceeds." All costs, expenses and fees incurred in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Security Holders.

     From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time. If required by applicable law, at the time a particular offer of Shares is made, an accompanying Prospectus Supplement will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including, if applicable, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such Prospectus Supplement and, if necessary, post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

     From time to time the Company may amend this Prospectus by Prospectus Supplements, or post-effective amendments to the Registration Statement of which this Prospectus is a part, to offer the Securities obtained by persons who may, by virtue of their relationship to the Company, be deemed underwriters under the Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to such securities for a specified period prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders and any person participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M promulgated by the Commission under the Exchange Act, which provisions may limit the timing of purchases and sales of shares of the Company's common stock and other securities by the Selling Security Holders or any such other person.

     The Company has agreed to indemnify each Selling Security Holder against certain liabilities, including liabilities arising under

318362-8
the Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in the transactions involving sales of the shares against certain liabilities, including liabilities under the Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such jurisdiction, or unless an exemption from registration or qualification is available and complied with.

     The Company will bear all expenses of the registration of the Shares under the Act and all expenses of notices and filings with respect to the Shares under the applicable state Blue Sky laws. The Selling Security Holders will be responsible for any and all discounts, commissions and other compensation to underwriters or dealers in the distribution of the Shares

     Upon the Company being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

Transfer Agent

     The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

     Certain legal matters relating to the legality of the Shares offered hereby have been passed upon for the Company by St. John & Wayne, L.L.C., Heron Tower, 70 East 55th Street, New York, New York 10022.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and for the two year period then ended incorporated by reference in this Prospectus have been audited by Richard A. Eisner & Company, LLP, an independent auditor, as set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

318362-8

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses of Unapix Entertainment, Inc. in connection with the distribution of the securities being registered:

Registration Fee  ........................................................................................................$   943.05
American Stock Exchange Listing Fee  .....................................................................................$17,500.00
Legal Fees and Expenses ..................................................................................................$ 8,500.00
Blue Sky Fees and Expenses ..............................................................................................$  1,000.00
Accounting Fees and Expenses ............................................................................................$  5,000.00
Miscellaneous Expenses ...................................................................................................$10,000.00
                                                                                                                         -----------
TOTAL ...................................................................................................................$ 42,943.05
                                                                                                                         -----------
                                                                                                                         -----------

Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

     Section 145(g) of the General Corporation Law provides in general that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

     The Company's By-laws and Amended and Restated Certificate of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law.

     Section 102(b) of the General Corporation Law permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. The General Corporation Law, however, provides that no such limitation of liability may effect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors to the fullest extent permitted by
Section 102(b) of the General Corporation Law.

     The Company has entered into an agreement with each Selling Stockholder which provides for reciprocal indemnification between the Company and the Selling Stockholder against certain liabilities in connection with this offering.

318362-8

Item 16.  Exhibits


Exhibit Number                  Description
--------------                  ------------

5.1 ..........................  Opinion of St. John & Wayne, L.L.C., as to the legality of the securities to be registered [Filed herewith]

23.1 .........................  Consent of Richard A. Eisner & Company, LLP [Filed herewith]

23.2 .........................  Consent of St. John & Wayne, L.L.C. [included in Exhibit 5.1]

24.1 .........................  Power of Attorney [included on the signature page hereof]

Item 17.   Undertakings

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)   Not Applicable;

     (ii)  Not Applicable;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial "bona fide" offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the Securities and Exchange Commission has informed the registrant that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

318362-8

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 10, 1998

                               UNAPIX ENTERTAINMENT, INC.

                               By: /s/ David M. Fox
                                  ----------------------------------------------
                                   David M. Fox, Chief Executive
                                   Officer and Director
                                  (principal executive officer)

                               By: /s/ Daniel T. Murphy
                                   ---------------------------------------------
                                   Daniel T. Murphy
                                   Chief Financial Officer
                                  (principal financial and accounting officer)

         Each person whose signature appears below constitutes and appoints David M. Fox and Daniel T. Murphy true and lawful attorneys-in-fact and agents each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

318362-8

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

 /s/ Herbert M. Pearlman                          Chairman of the Board of                          September 10, 1998
------------------------------------              Directors
Herbert M. Pearlman


 /s/ David M. Fox                                 Chief Executive                                   September 10, 1998
----------------------------------------          Officer and Director
David M. Fox


 /s/ David S. Lawi                                Director                                          September 10, 1998
-----------------------------------------
David S. Lawi

 /s/ Robert Baruc                                 Director                                          September 10, 1998
-----------------------------------------
Robert Baruc

                                                  Director                                          September   , 1998
-----------------------------------------
Scott Hanock

 /s/ Walter M. Craig, Jr.                         Director                                          September 10, 1998
-----------------------------------------
Walter M. Craig, Jr.




 /s/ Lawrence Bishop                              Director                                          September 10, 1998
-----------------------------------------
Lawrence Bishop

318362-8

                                INDEX TO EXHIBITS

Number              Description                                                              Sequential Page No.
------              -----------                                                              -------------------
5.1 ............... Opinion of St. John & Wayne, L.L.C.

23.1 .............. Consent of Richard A. Eisner & Company, LLP Independent
                    Auditors

23.2 .............. Consent of St. John & Wayne, L.L.C.
                    (included in Exhibit 5.1)

24.1 .............. Power of Attorney (included on the signature page hereof)

318362-8